Exhibit 99.1
ScottsMiracle-Gro Announces Strategic Leadership Succession
Nate Baxter Appointed President and Chief Executive Officer
Pete Shumlin Elected Chairman of the Board

MARYSVILLE, Ohio, June 29, 2026 - The Scotts Miracle-Gro Company (NYSE: SMG), the leading marketer of branded consumer lawn and garden products in North America, today announced that the Board of Directors has named Nate Baxter as president and CEO, effective immediately. In addition, Baxter has joined the Board of Directors. The Board also elected independent Lead Director Pete Shumlin as chairman of the Board.

Baxter succeeds Jim Hagedorn, 70, CEO since 2001 and chairman since 2003, whose transition from the Company and its Board of Directors aligns with the Board’s long-term internal succession plan. The framework of the succession plan was established by the Board of Directors upon Baxter joining the Company in 2023.

During his tenure, Baxter, 53, has driven a relentless focus on operational excellence and is the architect of the Company’s multi-year SMG 2.0 growth strategy centered on category growth, channel expansion and product innovation grounded in naturals and organics. He also has spearheaded the implementation of technology, automation, data analytics and AI to deliver operational and cost efficiencies throughout the organization.

Hagedorn completed a nearly 40-year career with the Company, having held sales, operations and management roles before becoming CEO and chairman. Hagedorn, whose father Horace started Miracle-Gro in 1951, led the merger of the family business with The Scotts Company in 1995. In his time as CEO, he shaped the modern lawn and garden industry through acquisitions of key brands, such as Ortho and Tomcat, that significantly expanded the portfolio and through strategic growth initiatives that included the joint venture with Bonnie Plants. He advanced new approaches to consumer marketing and led the public listing of SMG on the New York Stock Exchange. Annual revenue climbed from $732 million in 1995 after the Scotts and Miracle-Gro merger to $3.3 billion in fiscal 2025.

“Jim has made ScottsMiracle-Gro what it is today and fundamentally modernized the lawn and garden industry by championing the consumer experience,” Shumlin said. “As a former F-16 fighter pilot, he brought a boldness and competitive spirit to the Company that remains a big part of the associate experience. He has given most of his adult life to this Company, and we are eternally grateful.

“As for Nate’s appointment as chief executive officer, this is the realization of the Board’s internal succession planning efforts with an eye toward accelerating next-generation growth drivers to scale the business. Nate has proven to be an exceptional talent who leads with integrity, collaboration, vision and operational expertise. He is the architect of the SMG 2.0 growth plan and has built a strong team to execute upon it. He is uniquely qualified to further evolve ScottsMiracle-Gro into the essential, lifestyle brand for lawn and garden consumers of today and the future.”

Baxter added, “I consider it a tremendous privilege to lead ScottsMiracle-Gro and serve all those we touch daily. I know I have big shoes to fill and look forward to collaborating with our teams as we nurture a culture in which our associates thrive and work together to deliver on the SMG 2.0 strategy. We have a special consumer franchise with a meaningful runway. My focus is to build on the momentum of SMG 2.0 while maintaining the financial discipline that has strengthened our balance sheet, converting that into durable shareholder value creation.”

Hagedorn said, “It has been an honor to be part of this Company for most of my life. I’m grateful for the opportunity to work with so many talented people as we built ScottsMiracle-Gro and its brands into the market leader with superpowers like no other in lawn and garden. Nate is ready to take over the reins. He has established himself as the leader ScottsMiracle-Gro needs as it transforms for the future.”

Fiscal 2026 Outlook

In connection with today’s announcement, the Company has reaffirmed its previously provided Fiscal 2026 guidance, which includes:

•U.S. Consumer net sales low single-digit growth
•Non-GAAP adjusted gross margin of at least 32%
•Non-GAAP adjusted net income per share from continuing operations of $4.15 to $4.35
•Non-GAAP adjusted EBITDA mid single-digit growth
•Free cash flow of approximately $275 million, driving leverage ratio down to the high 3’s

As previously announced, the Company will host its 2026 Investor Day at the New York Stock Exchange on August 4, 2026, beginning at 9 a.m. ET. Members of the executive and senior leadership team will discuss the Company’s mid- to long-term strategic priorities and financial goals followed by a question-and-answer session.

Bios

Baxter joined the Company in April 2023 as executive vice president, technology and operations, and was named COO in September 2023 before taking on the expanded role of president and COO in 2024. Among his responsibilities were execution of Company strategies and oversight of the market-leading brands, sales, supply chain, marketing, R&D and information technology. Prior to ScottsMiracle-Gro, Baxter was president of TEL U.S., a Tokyo Electron Ltd. subsidiary that manufactures semiconductor and flat-panel manufacturing equipment, and worked with Intel Corporation in technology, supply chain, strategy and management. He is a general partner of the Hagedorn Partnership, L.P., the largest shareholder of the Company, and serves as chairman of the board of Bonnie Plants, the largest national supplier of vegetable and herb plants in the U.S., as well as a board member with The Legacy Project, which empowers students to become leaders and innovators.

Shumlin, 70, a former three-term governor of Vermont and director at Putney Student Travel as well as a principal in numerous real estate ventures, has been a member of the Board of Directors since 2017 and served as its lead independent director since 2023.

About ScottsMiracle-Gro

With approximately $3.3 billion in sales, the Company is the leading marketer of branded consumer lawn and garden products in North America. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, Ortho® and Tomcat® brands are market-leading in their categories. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:
Brad Chelton
Vice President Treasury, Tax and Investor Relations
brad.chelton@scotts.com
(937) 309-2503

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 844-3864